Exhibit 99.1

FLUIDIGM REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER 2012

Q1 Product Revenue Up 28%; Q1 Total Revenue Up 26% Compared to Q1 2011

SOUTH SAN FRANCISCO, Calif. – May 10, 2012 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the first quarter ended March 31, 2012.

Product revenue for the first quarter of 2012 was $10.8 million, an increase of 28% from $8.4 million in the first quarter of 2011. Total revenue for the first quarter of 2012 was $10.9 million, an increase of 26% from $8.7 million in the first quarter of 2011. Product margin was 67% in the first quarter of 2012, compared to 65% in the first quarter of 2011. Net loss for the first quarter of 2012 was $6.7 million, compared to a net loss of $7.3 million in the first quarter of 2011. Non-GAAP net loss for the first quarter of 2012 was $5.1 million, compared to $3.7 million for the first quarter of 2011 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“This was a good start of the year for Fluidigm. Our leadership in single-cell genomics continued to be the catalyst behind sales of our BioMark™ HD System. For the second quarter in a row, about two-thirds of BioMark HD sales were designated for single-cell genomic research use,” stated Gajus Worthington, Fluidigm President and Chief Executive Officer. “Consumable pull-through was healthy for all our major applications, indicating that our growing installed base is being put to good use. In addition, we revealed what the future for single-cell genomics will entail, with the expected launch of our C1™ Single-Cell AutoPrep System later this year,” Worthington continued.

Financial Highlights and Analysis

•	Sales of consumables grew significantly during the quarter and we saw steadily increasing contributions from our DELTAgene™ assays, SNPtype™ assays and Access Array™ Target-Specific primers.

•	Instrument/consumable mix was 55% and 45%, respectively, for the first quarter of 2012, compared to 59% and 41%, respectively, in the first quarter of 2011.

•	Geographic revenue as a percent of total product revenue were as follows: United States—54%; Europe – 24%; Asia-Pacific – 11%; Japan – 9%; and Other 2%.

•	Research and development expense was $4.3 million in the first quarter of 2012, compared to $3.2 million in the first quarter of 2011.

•	Selling, general and administrative expense was $9.4 million in the first quarter of 2012, compared to $7.4 million in the first quarter of 2011.

•

Cash, cash equivalents and investments at the end of the first quarter of 2012 was $44.9 million, compared to $55.0 million at the beginning of the quarter. Cash used during the quarter included loan repayments of $3.8 million, including a balloon payment of $2.3 million as required under our loan agreement.

Business Highlights Since Fluidigm’s Last Earnings Release

•

The Broad Institute and Fluidigm announced the launch of the world’s first research center dedicated to accelerating the development of research methods and discoveries in mammalian single-cell genomics. The Single-Cell Genomics Center, housed at the Broad Institute in Massachusetts, is expected to act as a hub for collaboration among single-cell genomics researchers in many fields, including stem cell and cancer biology.

•	Instrument revenue grew in double-digit percentages year-on-year for six consecutive quarters.

•

Unit numbers and percentage of sales of BioMark HD Systems designated for single-cell genomic use continued at a strong pace during the first quarter of 2012. Two-thirds of the BioMark HD instruments sold during the quarter were designated for single-cell genomics research.

•

Fluidigm unveiled a new system designed to revolutionize single-cell handling and preparation for genetic analysis. The new system, named C1 Single-Cell AutoPrep System, is expected to be available in the second half of 2012 and will be complementary to the BioMark HD System.

•	Production genotyping consumable sales increased sharply in Q1 of 2012 relative to Q1 of 2011.

•

Consumable pull-through for analytical systems was within our historical range of $40,000 to $50,000 per system per year. Similarly, pull-through for preparative systems was also within our historical range of $10,000 to $15,000 per system per year. DELTAgene and SNPtype assays continued to gain acceptance with our customer base.

•	Fluidigm achieved its best-ever level of sales in China during Q1 of 2012 and established its Fluidigm China subsidiary.

Financial Outlook

The Company currently expects full year 2012 product revenue to grow 25-30% from full year 2011 product revenue of $40.6 million. The Company expects 2012 grant revenue to be approximately $0.6 million. Historically, Fluidigm’s product revenue have tended to be lowest in the first quarter of the year, down from the prior year’s fourth quarter, reflecting numerous factors, including, among others, seasonal variations in customer operations and customer budget and capital spending cycles. In recent years, product revenue experienced its largest sequential growth in the second and fourth quarters of the year, and we expect that trend to continue. We expect each quarter in 2012 to show year-on-year growth.

Conference Call Information

Fluidigm will host a conference call today, May 10, 2012 at 5:30 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its first quarter of 2012 financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 5:15 p.m. Eastern Time on May 10, 2012. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 78347912. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

The Company has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the first quarter of 2012 and 2011. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the launch of new products, market trends, current estimates of 2012 product and grant revenue, our future growth, quarterly growth in our revenue, factors affecting quarter to quarter fluctuations in our revenues, and potential developments in the field of single-cell genomics research. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to market acceptance of our products, our ability to successfully launch new products and applications, competition, variability in our sales cycle, our sales, marketing and distribution capabilities, our planned sales and research and development activities, reduction in research and development spending or changes in budget priorities by customers, interruptions or delays in the supply of components or materials for our products, and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange

Commission. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including chips, assays and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets three microfluidic systems, including eight different commercial chips, to leading academic institutions, diagnostic laboratories, and pharmaceutical, biotechnology and Ag-Bio companies.

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, BioMark, C1, Access Array, DELTAgene and SNPtype are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Howard High - Press Relations

650-266-6081 (Office)

510-786-7378 (Mobile)

howard.high@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,496	$13,553
Short-term investments	30,382	39,914
Accounts receivable, net	9,764	9,253
Inventories	6,444	5,970
Prepaid expenses and other current assets	1,569	1,343

Total current assets	56,655	70,033
Long-term investments	6,065	1,500
Property and equipment, net	3,577	3,256
Other non-current assets	4,369	4,537

Total assets	$70,666	$79,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,101	$4,010
Accrued compensation and related benefits	2,928	2,442
Other accrued liabilities	2,844	2,787
Deferred revenue, current portion	1,527	2,011
Long-term debt, current portion	6,343	8,921

Total current liabilities	17,743	20,171
Long-term debt, net of current portion	—	1,217
Other non-current liabilities	1,025	1,041

Total liabilities	18,768	22,429
Total stockholders’ equity	51,898	56,897

Total liabilities and stockholders’ equity	$70,666	$79,326

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue:
Instruments	$5,900	$4,958
Consumables	4,856	3,454

Product revenue	10,756	8,412
License, collaboration, and grant revenue	189	285

Total revenue	10,945	8,697
Costs and expenses:
Cost of product revenue	3,546	2,913
Research and development	4,279	3,220
Selling, general and administrative	9,403	7,442

Total costs and expenses	17,228	13,575

Loss from operations	(6,283)	(4,878)
Interest expense	(307)	(1,760)
Other expense, net	(61)	(652)

Loss before income taxes	(6,651)	(7,290)
Provision for income taxes	(39)	(48)

Net loss	(6,690)	(7,338)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	(9,900)

Net loss attributed to common stockholders	$(6,690)	$(17,238)

Net loss per share attributed to common stockholders, basic and diluted	$(0.33)	$(1.60)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted	20,394	10,754

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net loss	$(6,690)	$(7,338)
Depreciation and amortization	331	263
Stock-based compensation expense	935	790
Write-off of debt discount upon note repayment	—	1,157
Other non-cash items, net	48	803
Changes in assets and liabilities, net	(1,267)	3,096

Net cash used in operating activities	(6,643)	(1,229)

Investing Activities
Purchases of investments	(19,393)	(21,869)
Proceeds from sales and maturities of investments	24,360	—
Other investing activities	(397)	(220)

Net cash provided by (used in) investing activities	4,570	(22,089)

Financing Activities
Proceeds from initial public offering, net of issuance costs	—	76,859
Other financing activities	(3,038)	(3,419)

Net cash (used in) provided by financing activities	(3,038)	73,440

Effect of foreign exchange rate fluctuations on cash and cash equivalents	54	(14)

Net (decrease) increase in cash and cash equivalents	(5,057)	50,108
Cash and cash equivalents at beginning of period	13,553	5,723

Cash and cash equivalents at end of period	$8,496	$55,831

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net loss attributed to common stockholders (GAAP)	$(6,690)	$(17,238)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	9,900
Stock-based compensation expense	935	790
Depreciation and amortization	354	348
Interest expense	307	1,760
Loss on disposal of property and equipment	25	—
Change in the fair value of convertible preferred stock warrants and related expense, net	—	718

Net loss (Non-GAAP)	$(5,069)	$(3,722)

Shares used in net loss per share calculation—basic and diluted (GAAP and Non-GAAP)	20,394	10,754

Net loss per share—basic and diluted (GAAP)	$(0.33)	$(1.60)

Net loss per share—basic and diluted (Non-GAAP)	$(0.25)	$(0.35)

(1)	The Company reports non-GAAP results which exclude stock-based compensation expense, depreciation of property and equipment, amortization of long-term debt discount, interest expense related to long-term debt, and the write-off of debt discount upon note repayment and remeasurement adjustment for convertible preferred stock warrant fair value, net of gain from extinguishment of convertible preferred stock warrants.